Exhibit a.3

NUVEEN INVESTMENT TRUST V

AMENDED AND RESTATED DESIGNATION OF SERIES OF

SHARES OF BENEFICIAL INTEREST

WHEREAS, pursuant to Section 2 of Article IV of the Declaration of Trust dated September 27, 2006 (the “Declaration”), of Nuveen Investment Trust V, a Massachusetts business trust (the “Trust”), the Trustees of the Trust, on September 27, 2006 established and designated one series of Shares (as defined in the Declaration) of the Trust by the execution of instruments establishing and designating such series and setting forth the special and relative rights of such series (the “Designation”). Such series was entitled: Nuveen Preferred Securities Fund;

WHEREAS, the Trustees of the Trust, effective August 24, 2009, amended and restated the Designation to establish and designate one additional series of Shares, Nuveen NWQ Preferred Securities Fund;

WHEREAS, the Trustees of the Trust, effective March 12, 2012, changed the name of the Nuveen NWQ Preferred Securities Fund to Nuveen NWQ Flexible Income Fund;

WHEREAS, the Trustees of the Trust, effective April 18, 2012, amended and restated the Designation to establish and designate two additional series of Shares, Nuveen Gresham Diversified Commodity Strategy Fund and Nuveen Gresham Long/Short Commodity Strategy Fund;

WHEREAS, the Trustees of the Trust, hereby establish and designate two additional series of Shares, Nuveen Multi-Asset Income Fund and Nuveen Multi-Asset Income Tax-Aware Fund, to have the special and relative rights described below

NOW THEREFORE, the Trustees of the Trust, effective May 26, 2016, amend and restate the Designation, as follows:

1. The following Funds are established and designated:

Nuveen Gresham Diversified Commodity Strategy Fund

Nuveen Gresham Long/Short Commodity Strategy Fund

Nuveen Multi-Asset Income Fund

Nuveen Multi-Asset Income Tax-Aware Fund

Nuveen NWQ Flexible Income Fund

Nuveen Preferred Securities Fund

2. Each Fund shall be authorized to hold cash, invest in securities, instruments and other property and use investment techniques as from time to time described in the Trust’s then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such Fund. Each Share of each Fund shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which Shareholders of that Fund may vote in accordance with the Declaration, shall represent a pro rata beneficial interest in the assets allocated or belonging to such Fund, and shall be entitled to receive its pro rata share of the net assets of such Fund upon liquidation of such Fund, all as provided in Article IV, Sections 2 and 5 of the Declaration. The proceeds of the sale of Shares of such Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to such Fund, unless otherwise required by law.

3. Shareholders of each Fund shall vote separately as a class on any matter to the extent required by, and any matter shall be deemed to have been effectively acted upon with respect to such Fund as provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940, as amended, or any successor rules, and by the Declaration.

4. The assets and liabilities of the Trust shall be allocated among each Fund as set forth in Article IV, Section 5 of the Declaration.

5. The designation of the Fund hereby shall not impair the power of the Trustees from time to time to designate additional series of Shares of the Trust.

6. Subject to the applicable provisions of the 1940 Act and the provisions of Article IV, Sections 2 and 5 of the Declaration, the Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of each Fund now or hereafter created, or to otherwise change the special relative rights of the Funds designated hereby without any action or consent of the Shareholders.

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this instrument as of this 25th day of May 2016.

/s/ William Adams IV	/s/ Jack B. Evans
William Adams IV	Jack B. Evans,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ William C. Hunter	/s/ David J. Kundert
William C. Hunter,	David J. Kundert,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ John K. Nelson	/s/ William J. Schneider
John K. Nelson,	William J. Schneider,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Thomas S. Schreier, Jr.	/s/ Judith M. Stockdale
Thomas S. Schreier, Jr.,	Judith M. Stockdale,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Carole E. Stone	/s/ Terence J. Toth
Carole E. Stone,	Terence J. Toth,
as Trustee	as Trustee
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606

/s/ Margaret L. Wolff
Margaret L. Wolff, as Trustee
333 West Wacker Drive
Chicago, Illinois 60606